Exhibit 2

DIRECTORS AND EXECUTIVE OFFICERS OF SUCCESS MYTH LIMITED

PERSONS CONTROLLING SUCCESS MYTH LIMITED

The name, business address, present principal employment and citizenship of the sole director of Success Myth Limited are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Yinfeng Liu	631 WOODLANDS RING RD, #11- 210, SINGAPORE, 730631	Director of Success Myth Limited.	PRC

Mr. Liu is the sole director of Success Myth Limited.

Success Myth is 100% held by Mr. Low Thia Yang.